EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64024) pertaining to the 1996 Equity Incentive Plan and in the Registration Statement (Form S-8 No. 333-80333) pertaining to the 1996 Equity Incentive Plan of Copper Mountain Networks, Inc., 1999 Employee Stock Purchase Plan, 1999 Non-employee Directors’ Stock Option Plan and Options Granted Outside Any Plan of Copper Mountain Networks, Inc. and in the Registration Statement (Form S-8 No. 333-32218) pertaining to the Common Stock Issuable Upon Exercise of Options Assumed by Copper Mountain Networks, Inc., Originally Granted Under the OnPREM Networks Corporation 1998 Stock Option Plan and in the Registration Statement (Form S-8 No. 333-38798) pertaining to the 2000 Nonstatutory Stock Option Plan and 1996 Equity Incentive Plan, as amended of Copper Mountain Networks, Inc. of our report dated February 1, 2002, with respect to the financial statements of Copper Mountain Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Our audits also included the financial statement schedule data of Copper Mountain Networks, Inc. for the two years ended December 31, 2001 listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule data referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

San Diego, California

March 6, 2003